Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-194810

April 3, 2014

xG Technology Announces Product Testing Agreement with
Autonomous University of Nuevo Leon, Mexico

Sarasota, Florida—April 11, 2014 —xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of wireless communications and spectrum sharing technologies, has announced that it has entered into a funded product testing agreement with Autonomous University of Nuevo Leon (“The University”) in Monterey, Mexico. The University is being commissioned by a major Mexican corporation to evaluate the Company’s xMax network system for a set of potential use cases identified by the corporation. It is anticipated the evaluation will be completed within 180 days.

xMax operates in unlicensed spectrum that is widely available across the Americas, making it ideal for local, regional and international deployments.

“We are excited to be working with such a prestigious institution as the Autonomous University of Nuevo Leon, known worldwide for its leadership in science and technology,” said James Woodyatt, President of xG Technology. “This paid engagement, supported by The University, demonstrates that the xMax solution has application in international markets - in addition to the US. It also shows that spectrum issues extend beyond our borders. We will be providing The University with the products, support and operational training needed to conduct a comprehensive evaluation over the next 180 days.”

xMax is a comprehensive fixed and mobile broadband solution that is designed for rapid deployment and low operating costs. It offers a carrier-grade user experience and can serve as a network backbone or last-mile solution for a number of markets and applications. xMax leverages software defined radio (SDR) and cognitive radio access network technology that enable efficient sharing of both licensed and unlicensed spectrum.

About xG Technology

xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company has created xMax, a patented all-IP cognitive radio technology that enables spectrum sharing. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xG’s goal is to help wireless broadband network operators make more efficient use of their spectrum allocations and to create new opportunities for innovation in unlicensed spectrum. The xMax cognitive radio system incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation multiple-input multiple-output (MIMO) and software defined radio (SDR). xG offers solutions for numerous industries worldwide, including urban and rural wireless broadband, utilities, defense, emergency response and public safety.

Based in Sarasota, Florida, xG has 60 U.S. and over 130 international patents and pending patent applications, and its technology is available for licensing in both domestic and foreign markets. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol  XGTIW. For more information, please visit www.xgtechnology.com.

Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-194810

April 3, 2014

Free Writing Prospectus Disclosure

On April 3, 2014, the issuer, xG Technology, Inc., filed a Registration Statement on Form S-1/A Amendment No. 1 (Registration No. 333-194810) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this press release relates. A copy of the preliminary prospectus for the offering is included in that registration statement. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Prospectus Department, 888 San Clement Drive, Newport Beach, CA 92660, telephone: 800-678-9147, e-mail: prospectus@roth.com; or Feltl and Company, Inc., Prospectus Department, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN, 55402, telephone: 612-492-8800, e-mail: prospectus@feltl.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media and Analyst Relations
David Worthington
Fusion PR
www.fusionpr.com
(212) 651-4200

Investor Relations
James Woodyatt
xG Technology
www.xGtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio

LHA

ccapaccio@lhai.com
(212) 838-3777